UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2025

FIREFLY NEUROSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41092	54-1167364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Military Road, Kenmore, NY	14217
(Address of principal executive offices)	(Zip Code)

(888) 237-6412
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AIFF	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2025, the board of directors of the Company (the “Board”) appointed Greg Lipschitz as the Chief Executive Officer of the Company. On March 27, 2025, the Board approved an Executive Employment Agreement with Greg Lipschitz, which was dated as of and entered into by the Company and Mr. Lipschitz on March 27, 2025 (the “Lipschitz Employment Agreement”). Under the Lipschitz Employment Agreement, Mr. Lipschitz is entitled to a base salary of $300,000 per year and is eligible to receive an annual cash bonus equal to fifty percent (50%) of the annual base salary as of December 31 of the applicable fiscal year and performance bonus. Mr. Lipschitz is also entitled to an award of restricted stock units under the Firefly Neuroscience, Inc. 2024 Long-Term Incentive Plan that represents, in the aggregate, three percent (3.0%) of the issued and outstanding common stock of the Company, par value $0.0001 per share, determined on a fully diluted basis, as of the date of the Lipschitz Employment Agreement, which one and one-half percent (1.5%) of such award shall vest monthly in thirty-six (36) equal monthly installments, subject to satisfaction of Mr. Lipschitz’s continuous service; and the remaining one and one-half percent (1.5%) of such award shall vest at a rate of zero point five percent (0.5%) per year over three years, contingent upon the achievement of annual performance targets which these annual performance targets will be mutually reviewed and determined by the Company and Mr. Lipschitz and approved by the Board or the Compensation Committee of the Board at the beginning of each calendar year.

The initial term of the Lipschitz Employment Agreement is three (3) years commencing on January 6, 2025, unless terminated earlier by either party in accordance with the terms of the Lipschitz Employment Agreement and will be renewed automatically for an additional one year if neither party provides a notice of termination within thirty (30) days prior to the expiration of the application term. If the Company terminates Mr. Lipschitz without cause, Mr. Lipschitz will be entitled to the following severance payments: (i) cash in the amount of annual base salary in effect on the date of such termination plus any annual cash bonus payable in 12 monthly installments; and (ii) all outstanding equity compensation granted to Mr. Lipschitz which are deemed to vest over the following 12 months from the date of termination shall vest immediately. If the Company terminates Mr. Lipschitz upon a Change of Control (as defined in the Lipschitz Employment Agreement), Mr. Lipschitz will be entitled to: (i) severance payments in cash in the amount of the annual base salary in effect on the date of such termination payable in one single lump sum plus any annual cash bonus Mr. Lipschitz is entitled to; and (ii) all outstanding equity compensation granted to Mr. Lipschitz shall vest immediately. The payment of severance may be conditioned on receiving a release of any and all claims that Mr. Lipschitz may have against the Company.

Mr. Lipschitz and the Company also entered into an Employee Confidential Information and Inventions Assignment Agreement, executed on March 27, 2025 (the “Lipschitz Confidentiality Agreement”), which prohibits unauthorized use or disclosure of the Company’s proprietary information, contains a general assignment of rights to inventions and intellectual property rights, noncompetition provisions that apply during the term of employment, non-solicitation provisions that apply during the term of employment and for one year after the term of employment, and non-disparagement provisions that apply during and after the term of employment.

The foregoing summary of the terms and conditions of the Lipschitz Employment Agreement and the Lipschitz Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of each of the Lipschitz Employment Agreement and the Lipschitz Confidentiality Agreement filed as Exhibit 10.1 and Exhibit 10.2 to this report, respectively, which is incorporated herein by reference.

Item 9.01                  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement, dated as of March 27, 2025, between Firefly Neuroscience, Inc. and Greg Lipschitz
10.2	Confidential Information and Inventions Assignment Agreement, executed March 27, 2025, between Firefly Neuroscience, Inc. and Greg Lipschitz
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2025	FIREFLY NEUROSCIENCE, INC.

/s/ Greg Lipschitz
Name: Greg Lipschitz
Title: Chief Executive Officer